EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atrion Corporation on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Atrion Corporation on Forms S-8 (File No. 333-142917, effective May 14, 2007, File No.  333-144085, effective June 27, 2007, File No.  333-144086 effective June 27, 2007, File No. 333-172767, effective March 11, 2011 and File No 333-256352 effective May 21, 2021).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 29, 2024